ARCO [LOGO]   Media Relations                                 N E W S
              515 South Flower Street
              Los Angeles, California  90071-2201
              Telephone  213 486 3384
              Facsimile  213 486 0169


FOR IMMEDIATE RELEASE                                January 18, 1999


GAYLE WILSON ELECTED TO ARCO BOARD OF DIRECTORS

LOS ANGELES - Gayle Wilson has been elected to the ARCO Board of Directors, it was announced today by ARCO Chairman and Chief Executive Officer Mike R. Bowlin. Wilson is a community leader and the wife of former California governor Pete Wilson. ARCO (NYSE: ARC) is a Los Angeles-based energy company with oil and gas operations worldwide. "Gayle's involvement in the political life of California over the past decades has given her a unique perspective on how corporations can best serve their communities," Bowlin said. "She is also a very caring person with a long history of community and volunteer service. This combination of insights and interests makes her a valuable addition to our Board."

Wilson, 56, is a graduate of Stanford University with a Bachelor's degree in biology. Her current community and business activities include serving as a Trustee of the California Institute of Technology and the Center for Excellence in Education, as well as being a Board member of the Center Theatre Group, Children's Hospital Los Angeles Foundation, and Phoenix Houses of California.

She has also been a member (as President Bush's appointee) of the Board of the National Commission on Voluntary and Community Service, chairwoman of the Advisory Committee of California Court-Appointed Special Advocates (CASA), commissioner of the Park and Recreation Commission - City of San Diego, past president of the Junior League of San Diego, spokesperson for both the California Perinatal Outreach Campaign (BabyCal) and California's Mentor Initiative, honorary chairwoman of the California State Science Fair, and a founding member of the San Diego chapter of the Achievement Rewards for College Scientists (ARCS).

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For further information:  Linda G. Dozier (213)486-3384
E-mail:  arconews@arco.com


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